Exhibit 8(a)(5)


                                AMENDMENT TO THE
                               CUSTODIAN AGREEMENT
                               -------------------


     AGREEMENT made this 15th day of Sept. 1988 by and between STATE STREET BANK AND TRUST COMPANY ("Custodian") and AARP CASH INVESTMENT FUNDS (the "Fund").

                                WITNESSETH THAT:

     WHEREAS, the Custodian and the Fund are parties to a Custodian Agreement dated February 18, 1985 (as amended to date, the "Agreement") which governs the terms and conditions under which the Custodian maintains custody of the securities and other assets of the Fund:

     NOW THEREFORE, the Custodian and the Fund hereby amend the terms of the Custodian Agreement and mutually agree to the following:

     Replace subsection 7) of Section II.B. Delivery of Securities with the following new subsection 7):

           7) Upon the sale of such securities for the account of the Fund, to the broker or its clearing agent, against a receipt, for examination in accordance with "street delivery" custom; provided that in any such case, the Custodian shall have no responsibility or liability for any loss arising from the delivery of such securities prior to receiving payment for such securities except as may arise from the Custodian's own negligence or willful misconduct;

     IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the day and year first above written.

ATTEST                                    AARP CASH INVESTMENT FUNDS



/s/Marily J. Hayes                        /s/David S. Lee
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ATTEST                                    STATE STREET BANK AND TRUST COMPANY


/s/Maureen K. O'Brien                     /s/unintelligble
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Assistant Secretary                       Vice President